Exhibit (e)(7)

DISTRIBUTION AGREEMENT

THRIVENT MUTUAL FUNDS

THIS AGREEMENT is made as of January 1, 2016 by and between Thrivent Mutual Funds, a Massachusetts business trust (the “Trust”), on behalf of each series of the Trust listed on Schedule I (each, a “Fund” and collectively, the “Funds”),1 and Thrivent Distributors, LLC, a Delaware limited liability company (the “Distributor”).

WHEREAS, the Trust is registered with the Securities and Exchange Commission (the “SEC”) as an open-end management investment company under the Investment Company Act of 1940, as amended (the “1940 Act”);

WHEREAS, the Trust desires to retain the Distributor as the principal underwriter with respect to the continuous offering of the units of beneficial interest in all classes of shares of the Funds (“Shares”), and the Distributor is willing to render such services;

WHEREAS, the Distributor is a broker-dealer registered under the Securities Exchange Act of 1934, as amended (the “1934 Act”), is a member of the Financial Industry Regulatory Authority, Inc. (“FINRA”) and is engaged in the business of selling shares of registered investment companies either directly or through other broker-dealers; and

WHEREAS, the Trust has adopted a plan of distribution pursuant to Rule 12b-1 under the 1940 Act with respect to certain of its classes of Shares (the “12b-1 Plan”) authorizing payments by each Fund to the Distributor with respect to the distribution of such classes of Shares and the maintenance of related shareholder accounts.

NOW THEREFORE, in consideration of the promises and mutual covenants herein contained, it is agreed between the parties hereto as follows:

1.	Appointment of the Distributor

a)	The Trust hereby appoints the Distributor as its principal underwriter and agent to sell and to arrange for the sale of Shares in the manner contemplated by the Trust’s registration statement (“Registration Statement”) then in effect under the Securities Act of 1933, as amended (the “1933 Act”) and the Investment Company Act of 1940 (the “1940 Act”).[2] The Distributor hereby accepts such appointment. The Distributor shall use its best efforts to sell Shares of the Funds,

[1]	Absent written agreement of both the Trust and the Distributor to the contrary, each new series of the Trust established in the future shall automatically become a “Fund” for all purposes hereunder, and each new class of shares established in the future for a Fund shall automatically become “Shares” for all purposes of this Agreement. By written agreement of both the Trust and the Distributor, Schedule I may be amended from time to time to reflect the then-current list of Funds and classes of shares offered by the Trust.
[2]

As used in this Agreement, the term “registration statement” shall include the prospectus and statement of additional information of any then-effective registration statement of the Trust that is filed with the SEC under the 1933 Act and the 1940 Act with respect to Shares, together with any then-current amendments and supplements thereto that have been filed with the SEC.

but is not obligated to sell any specific number of Shares. In discharging its duties, the Distributor may act directly and/or through the Trust’s transfer agent (or its designated agent) in the manner contemplated by the Trust’s Registration Statement.

b)	The Trust and each Fund retain the right to make direct sales of Shares without sales charges consistent with the terms of the Registration Statement and applicable law, and to engage in other legally authorized transactions in Shares which do not involve the sale of Shares to the general public. Such other transactions may include, without limitation, transactions between the Trust or any Fund or class and its shareholders only, transactions involving the reorganization of the Fund or any series, and transactions involving the merger or combination of the Fund or any series with another corporation or trust.

c)	It is understood and agreed that the services of the Distributor hereunder are not exclusive, and the Distributor may act as principal underwriter for the shares of any other registered investment company within the Thrivent family of funds.

2.	Purchase and Redemption of Shares

a)	The Distributor shall promptly transmit any orders for purchase or redemption of Shares received by the Distributor to the Trust or its transfer agent, or their designated agents.

b)	The officers of the Trust may decline to accept any purchase order for, and may decline to make any sales of, Shares for any reason subject to the provisions of the 1940 Act. Under such circumstances, sales of Shares by the Distributor shall be suspended until such time as the officers of the Trust deem it advisable to accept purchase orders for, and to make sales of, Shares.

c)	The Distributor shall offer and sell Shares, and effectuate redemptions of Shares, at the applicable public offering price or net asset value (NAV) per share next determined after an order is received in good order, plus any applicable sales charge, as contemplated by the Trust’s Registration Statement. The Funds shall promptly furnish the Distributor with each computation of the NAV.

d)	The Fund shall pay the total amount of the redemption price as determined subject to the above paragraph pursuant to the instructions of the Distributor on or before the seventh day subsequent to its having received the notice of redemption in proper form. The proceeds of any redemption of Shares shall be paid by the Fund as follows: (i) in the case of Shares subject to a deferred sales charge, any applicable deferred sales charge shall be paid to the Distributor, and the balance shall be paid to or for the account of the redeeming shareholder, in each case in accordance with applicable provisions of the Registration Statement; and (ii) in the case of all other Shares, proceeds shall be paid to or for the account of the redeeming shareholder, in each case in accordance with applicable provisions of the Registration Statement.

e)	The above-mentioned sales charges shall be the entire compensation of the Distributor, except that the Distributor may also be compensated through payments under the 12b-1 Plan.

3.	Duties and Services of the Distributor

a)	The Distributor shall take all appropriate efforts to solicit orders for the purchase of Shares and shall engage in such advertising and promotion as it believes to be appropriate to carry out such solicitation, including without limitation the development and operation of a website to promote the sale of Shares.

b)	The Distributor shall be responsible for preparing, reviewing and providing advice on all sales literature (e.g., advertisements, brochures and shareholder communications) with respect to each of the Funds, and shall file with FINRA or the appropriate regulators all such materials as are required to be filed under applicable laws and regulations in compliance with such laws and regulations.

c)	The Distributor shall prepare reports for the Trust’s board of trustees or the Trust’s investment adviser, in such form, quantity and frequency as the Trust may reasonably request from time to time, regarding its activities under this Agreement, including reports regarding the use of distribution payments received by the Distributor pursuant to Rule 12b-1 under the 1940 Act.

d)	The Distributor is authorized to enter into written agreements to authorize the sale of Shares (each a “Selling Agreement”) by banks, broker/dealers, financial advisors and other financial institutions, including but not limited to Thrivent Investment Management, Inc. and other affiliates of Thrivent Financial for Lutherans (each a “Financial Intermediary”), provided that the Trust shall approve the forms of such agreements. In entering into and performing each Selling Agreement, the Distributor shall act as principal and not as agent for the Trust or any Fund. Should a Financial Intermediary fail to pay for a purchase order of Shares in accordance with the terms of a Fund’s prospectus, the Fund shall be entitled to cancel the sale of such Shares; under such circumstances, the Distributor, and not the Trust or the Fund, shall be responsible for any loss sustained as a result of the Financial Intermediary’s failure. Should a Financial Intermediary breach any provision of its Selling Agreement with the Distributor, the Distributor shall use reasonable efforts to preserve any rights the Trust may have to be indemnified by the Financial Intermediary under the Selling Agreement, including receiving prompt notification of the breach.

4.	Duties of the Trust

a)	The Trust shall be responsible for all fees and expenses relating to, and for using its best efforts to effect, the execution of documents, the provision of information, the amendment of the Trust’s Registration Statement and all other actions that may be necessary in connection with the registration of Shares under the 1933 Act and of the Trust under the 1940 Act.

b)	The Trust shall use its best efforts to notify such states as the Distributor and the Trust may approve of its intention to sell any appropriate number of its Shares; provided that the Trust shall not be required to amend its Declaration of Trust or By-Laws to comply with the laws of any state, to maintain an office in any state, to change the terms of the offering of its Shares in any state from the terms set forth in its Registration Statement, to qualify as a foreign corporation in any state or to consent to service of process in any state other than with respect to claims arising out of the offering of its Shares. Any such notification may be withheld, terminated or withdrawn by the Trust at any time in its discretion.

c)	The Trust shall, at its expense, keep the Distributor fully informed with regard to its affairs and in connection therewith shall furnish to the Distributor copies of all information, financial statements and other papers which the Distributor may reasonably request for use in connection with the distribution of Shares, including such reasonable number of copies of its prospectus and annual and interim reports as the Distributor may request and shall cooperate fully in the efforts of the Distributor to sell and arrange for the sale of the Shares and in the performance of the Distributor under this Agreement.

d)	The Trust agrees to advise the Distributor as promptly as is reasonably practicable of any stop order issued by the SEC that suspends the effectiveness of the Registration Statement or of the initiation of any proceeding for that purpose. Should such a stop order be issued by the SEC, no Shares shall be offered by either the Distributor or the Trust under any of the provisions of this Agreement and no orders for the purchase or sale of Shares hereunder shall be accepted by the Trust for as long as (i) the effectiveness of the Registration Statement or any necessary amendments thereto is suspended under any of the provisions of the 1933 Act, and/or (ii) a current prospectus, as required by Section 10(b) of the 1933 Act is not on file with the SEC; provided, however, that nothing contained herein shall in any way restrict or have any bearing on the Trust’s obligation to process redemption orders and repurchase Shares from any shareholder in accordance with the provisions of the Funds’ Registration Statement or the Trust’s Declaration of Trust.

5.	Compliance with Law

a)	With respect to all matters related to this Agreement, the Distributor shall comply with all applicable laws, rules and regulations, including, without limitation, all rules and regulations made or adopted pursuant to the 1933 Act, the 1934 Act, the 1940 Act, the regulations of FINRA and all other applicable federal and state laws, rules and regulations. The Distributor shall provide the Trust with such certifications, reports and other information as the Trust may reasonably request from time to time to assist it in compliance with, and monitoring for compliance with, such laws, rules and regulations, including without limitation Rule 38a-1 under the 1940 Act. The Distributor acknowledges that it is a principal underwriter within the meaning of Rule 38a-1. The Distributor shall comply with all policies and procedures as the Trust provides to it from time to time.

b)	The Distributor shall furnish to the Trust all such information and materials relating to its affairs as may be required by the Trust in connection with the qualification of Shares for sale under the so-called “blue sky” laws of states where Shares are sold.

c)	With respect to all matters related to this Agreement, the Trust shall comply with all applicable laws, rules and regulations, including, without limitation, all rules and regulations made or adopted pursuant to the 1933 Act, the 1934 Act, the 1940 Act, the regulations of FINRA and all other applicable federal and state laws, rules and regulations. The Trust shall provide to the Distributor such policies and procedures, and any amendments thereto, that it requires the Distributor to comply with in carrying out the services contemplated by this Agreement.

6.	Allocation of Expenses

a)	At its own expense, the Distributor shall finance any and all activities that it deems reasonable and to be primarily intended to result in the sale of Shares, including, but not limited to the costs and expenses of: (i) advertising and marketing; (ii) compensation of underwriters, dealers, sales personnel and other Financial Intermediaries; (iii) preparing, printing and distributing of any sales materials used by the Distributor in connection with offering Shares for sale to the public as contemplated by this Agreement, including the additional cost of printing copies of Fund prospectuses and of annual and semi-annual reports to shareholders other than copies thereof required for distribution to current shareholders or for filing with the SEC and any other federal securities regulator; and (iv) the expenses of registration or qualification of the Distributor as a broker or dealer under applicable state and federal law, as well as the expenses of maintaining such registration or qualification.

b)	The Trust shall bear all fees and expenses related to the continuous offering of Shares, including those arising from: (i) fees and disbursements of its counsel and accountants; (ii) the preparation, printing and distribution of Fund prospectuses, statements of additional information, annual and interim reports and proxy materials in such number as is required for distribution to current shareholders and filing with the SEC and any other federal securities regulator; and (iii) the qualification of Shares for sale under the securities laws of states or other jurisdictions where Shares are sold at the direction of the Trust or upon recommendation of the Distributor, as agreed to by the Trust.

c)	The Trust shall be responsible for all fees and expenses related to, and for using its best efforts to effect all actions related to, as provided in Section 4(b) above, the qualification of Shares for sale under the so-called “blue sky” laws of states where Shares are sold at the direction of the Trust or upon recommendation of the Distributor, as agreed to by the Trust.

7.	Representations

a)	The Trust represents to the Distributor as follows, that:

i.	all registration statements regarding Shares and all Fund shareholder reports filed by the Trust with the SEC have been, and will continue to be, prepared in conformity with the requirements of the 1933 Act, the 1934 Act and the 1940 Act, as applicable, and all applicable rules and regulations of the SEC thereunder;

ii.	each registration statement, upon its effectiveness, and any shareholder report, upon its filing, will contain all statements required to be stated therein by the 1933 Act, the 1934 Act and the 1940 Act, as applicable, and all rules and regulations of the SEC; and

iii.	no registration statement, upon its effectiveness, and no shareholder report, upon its filing, will include any untrue statement of a material fact or any omission of a material fact without which the statements included there are misleading to a purchaser of Shares;

provided, however, that the foregoing representations and warranties shall not apply to any untrue statement of material fact or omission made in any Registration Statement or shareholder report in reliance upon and in conformity with any information furnished to the Trust by the Distributor or any affiliate thereof and used in preparation thereof.

b)	The Trust authorizes the Distributor and authorized Financial Intermediaries to use any prospectus or statement of additional information in the form furnished from time to time in connection with the sale of Shares and represented by the Trust as being the then-current form of prospectus or then-current form of statement of additional information.

8.	Indemnification

a)	Indemnification of Trust. The Distributor agrees to indemnify and hold harmless the Trust and each of its present or former trustees, officers, employees,

representatives and each person, if any, who controls or previously controlled the Trust within the meaning of Section 15 of the 1933 Act, against any and all losses liabilities, damages, claims or expenses (including the reasonable costs of investigating or defending against any alleged loss, liability, damage, claims or expense and reasonable legal counsel fees incurred in connection therewith) to which the Trust or any such person may become subject under the 1933 Act, under any other statute, at common law, or otherwise, arising out of the acquisition of any Shares by any person which (i) may be based upon any wrongful act by the Distributor or any of the Distributor’s directors, officers, employees or representatives, or (ii) may be based upon any untrue statement or alleged untrue statement of a material fact contained in a Registration Statement, prospectus, shareholder report or other information covering Shares filed or made public by the Trust or any amendment thereof or supplement thereto, or the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading if such statement or omission was made in reliance upon information furnished to the Trust by the Distributor. In no case (i) is the Distributor’s indemnity in favor of the Trust, or any person indemnified to be deemed to protect the Trust or such indemnified person against any liability to which the Trust or such person would otherwise be subject by reason of willful misfeasance, bad faith, or gross negligence in the performance of his duties or by reason of his reckless disregard of his obligations and duties under this Agreement or (ii) is the Distributor to be liable under its indemnity agreement contained in this Paragraph with respect to any claim made against the Trust or any person indemnified unless the Trust or such person, as the case may be, shall have notified the Distributor in writing of the claim within a reasonable time after the summons or other first written notification giving information of the nature of the claim have been served upon the Trust or upon such person (or after the Trust or such person shall have received notice to. such service on any designated agent.) However, failure to notify the Distributor of any such claim shall not relieve the Distributor from any liability which the Distributor may have to the Trust or any person against whom such action is brought otherwise than on account of the Distributor’s indemnity agreement contained in this Section.

b)

The Distributor shall be entitled to participate, at its own expense, in the defense, or, if the Distributor so elects, to assume the defense of any suit brought to endorse any such claim, but, if the Distributor elects to assume the defense, such defense shall be conducted by legal counsel chosen by the Distributor and satisfactory to the Trust and to the defendant or defendants who are entitled to such indemnification. In the event that the Distributor elects to assume the defense of any suit and retain legal counsel, the Trust and the defendant or defendants who are entitled to such indemnification, shall bear the fees and expenses of any additional legal counsel retained by them. If the Distributor does not elect to assume the defense of any such suit, the Distributor will reimburse the Trust and the defendant or defendants entitled to such indemnification for the reasonable fees and expenses of any legal counsel retained by them. The

Distributor agrees to promptly notify the Trust of the commencement of any litigation of proceedings against it or any of its officers, employees or representatives in connection with the issue or sale of any Shares.

c)	Indemnification of the Distributor. The Trust agrees to indemnify and hold harmless the Distributor and each of its present or former directors, officers, employees, representatives and each person, if any, who controls or previously controlled the Distributor within the meaning of Section 15 of the 1933 Act, under any other statute, at common law, or otherwise, arising out of the acquisition of any Shares by any person which (i) may be based upon any wrongful act by the Trust or any of the Trust’s trustees, officers, employees or representatives (other than the Distributor), or (ii) may be based upon any untrue statement or alleged untrue statement or a material fact contained in a Registration Statement. prospectus, shareholder report or other information covering Shares filed or made public by the Trust or any amendment thereof or supplement thereto, or the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading unless such statement or omission was made in reliance upon information furnished to the Trust by the Distributor. In no case (i) is the Trust’s indemnity in favor of the Distributor, or any person indemnified to be deemed to protect the Distributor or such indemnified person against any liability to which the Distributor or such person would otherwise be subject by reason of willful misfeasance, bad faith, or gross negligence in the performance of his duties or by reason of his reckless disregard of his obligations and duties under this Agreement or (ii) is the Trust to be liable under its indemnity agreement contained in this Section with respect to any claim made against the Distributor or person indemnified unless the Distributor, or such person, as the case may be, shall have notified the Trust in writing of the claim within a reasonable time after the summons or other first written notification giving information of the nature of the claim shall have been served upon the Distributor or upon such person (or after the Distributor or such person shall have received notice of such service on any designated agent.) However, failure to notify the Trust of any such claim shall not relieve the Trust from any liability which the Trust may have to the Distributor or any person against whom such action is brought otherwise than on account of the Trust’s indemnity contained in this Section.

d)

The Trust shall be entitled to participate, at its own expense, in the defense, or, if the Trust so elects, to assume the defense of any suit brought to enforce any such claim, but if the Trust elects to assume the defense, such defense shall be conducted by legal counsel chosen by the Trust and satisfactory to the Distributor and to the defendant or defendants entitled to such indemnification. In the event that the Trust elects to assume the defense of any suit and retain legal counsel, the Distributor and the defendant or defendants entitled to such indemnification, shall bear the fees and expenses of any additional legal counsel retained by them. If the Trust does not elect to assume the defense of any such suit, the Trust will reimburse the Distributor and the defendant or defendants entitled to such indemnification for the reasonable fees and expenses of any legal counsel retained by them. The Trust agrees to promptly notify the Distributor of the commencement of any litigation or proceedings against it or any of its trustees, officers, employees, or representatives in connection with the issue or sale of any Shares.

9.	Confidentiality; Cybersecurity

a)	The Trust and the Distributor, and the affiliates of each, may have access to, and shall keep confidential, any and all information relating to the other party’s business (“Confidential Information”). Confidential Information shall include, without limitation: (a) any data or information that is material and nonpublic or otherwise competitively sensitive material, and not generally known to the public, including, but not limited to, information about marketing strategies, trading strategies, customer relationships, customer profiles, customer lists, sales estimates, business plans, non-public performance results, or portfolio holdings; (b) all confidential or proprietary concepts, documentation, reports, data, specifications, computer software, source code, object code, flow charts, databases, inventions, know-how, and trade secrets, whether or not patentable or copyrightable; and (c) all information within the meaning of term “nonpublic personal information” as defined in Regulation S-P or a successor regulation.

b)	The Trust and the Distributor each agree to not disclose or use Confidential Information other than in the course of ordinary business as necessary carry out the activities contemplated by this Agreement. Prior to any disclosure of Confidential Information as required by law, each of the Trust and the Distributor will notify the other party of any actual or threatened legal compulsion of disclosure and any actual legal obligation of disclosure immediately upon becoming so obligated and cooperate with the other party’s reasonable, lawful efforts to resist, limit or delay disclosure. Information shall not be subject to the confidentiality established by this Agreement if it is: (a) in the public domain; (b) known to a party prior to the time of disclosure by the other party; (c) lawfully and rightfully disclosed to a party by a third party on a non-confidential basis; (d) developed by a party without reference to Confidential Information; or (e) required to be disclosed by law.

c)	Each of the Trust and the Distributor represent that it has adopted policies and procedures related to the protection of non-public personal information pursuant to Regulation S-P, and will comply with Regulation S-P in all material respects, including, but not limited to: the obligation to provide appropriate administrative, technical and physical safeguards reasonably designed to insure the security and confidentiality of customer records and information; to protect against any anticipated threats or hazards to the security or integrity of customer records and information; and to protect against unauthorized access to or use of customer records or information that could result in substantial harm or inconvenience to any customer.

d)	The Distributor agrees to implement and maintain policies and procedures reasonably designed to prevent, detect and respond to cybersecurity threats and to implement such internal controls and other safeguards as are necessary to prevent any unauthorized use of the Trust’s recordkeeping systems, and those of its transfer agent, accessed via any computer hardware or software provided to the Distributor by the Trust, its transfer agent and/or their affiliates.

10.	Anti-Money Laundering

The Distributor represents and warrants to the Trust that it has established and maintains, and will continue to maintain and operate, an anti-money laundering program and/or procedures, including the Trust’s Customer Identification Procedures (the “AML Program”) that is reasonably designed to prevent and detect money laundering activities and to comply with all applicable laws, rules and regulations including all applicable provisions of the Bank Secrecy Act and the USA PATRIOT Act of 2001, as well as the regulations administered by the U.S. Department of the Treasury’s Office of Foreign Assets Control (“OFAC”).

11.	Term

a)	This Agreement will become effective as of January 1, 2016 and, unless sooner terminated as provided herein, shall continue in effect until December 31, 2017. This Agreement shall thereafter continue from year to year, provided such continuance is specifically approved at least annually by (a) the Trust’s board of trustees, or (b) a vote of a majority (as defined in the 1940 Act) of the outstanding voting securities of the Trust, provided that in either event the continuance is also approved by the majority of the trustees of the Trust who are not parties to this Agreement or interested persons (as defined in the 1940 Act) of any such party, by vote cast in person at a meeting called for the purpose of voting on such approval. The Distributor shall furnish to the Trust, promptly upon its request, such information as may be reasonably necessary to evaluate the terms of this Agreement or any extension, renewal or amendment thereof.

b)	This Agreement is terminable with respect to a Fund, without penalty, on not less than sixty (60) days’ written notice, by the Trust’s board of trustees, by vote of a majority (as defined in the 1940 Act) of the outstanding voting securities of such Fund, or by the Distributor. This Agreement will also terminate automatically in the event of its assignment (as defined in the 1940 Act). Upon termination, the obligations of the parties under this Agreement shall cease except for unfulfilled obligations and liabilities arising prior to termination and the provisions of Sections 2, 6, 8, 9(a) and 9(b) hereof.

12.	Independent Contractor

In performing the services contemplated by this Agreement, the Distributor shall be an independent contractor and neither the Distributor, nor any of its officers, directors, employees or representatives is or shall be an employee of the Trust in the performance of the Distributor’s responsibilities under this Agreement. The Distributor shall be responsible for its own conduct and the employment, control and conduct of its employees and agents and for any injury to such employees or agents or to others through its employees or agents. The Distributor assumes full responsibility for its employees and agents under all applicable law and agrees to pay all employee taxes thereunder.

13.	Limitation of Liability

References to the Trust and the trustees of the Trust refer respectively to the Trust created by the Declaration of Trust and the trustees as trustees but not individually or personally. A copy of the document establishing the Trust is filed with the Secretary of the Commonwealth of Massachusetts. All parties to this Agreement acknowledge and agree that any and all liabilities of the Trust arising, directly or indirectly, under this Agreement will be satisfied solely out of the assets of the Trust and that no trustee, officer or shareholder shall be personally liable for any such liabilities. All persons dealing with any Fund of the Trust must look solely to the property belonging to such Fund for the enforcement of any claims against the Trust.

14.	Miscellaneous

a)	No provision of this Agreement may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against which an enforcement of the change, waiver, discharge or termination is sought.

b)	This Agreement shall be governed by the laws of the State of Minnesota as in effect as of the date hereof and the applicable provisions of the 1940 Act. To the extent that the applicable law of the State of Minnesota, or any of the provisions herein, conflict with the applicable provisions of the 1940 Act, the latter shall control.

c)	This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same agreement.

15.	Notices

Any notices under this Agreement shall be in writing, addressed and delivered or mailed postage paid to such address as may be designated for the receipt of such notice. Until further notice, it is agreed that the address of the Trust shall be 625 Fourth Avenue South, Minneapolis, MN 55415, Attention: President, Thrivent Mutual Funds, with a copy to

Secretary for Thrivent Mutual Funds, and that of the Distributor shall be 625 Fourth Avenue South, Minneapolis, MN 55415, Attention: President, Thrivent Distributors, LLC, with a copy to Secretary for Thrivent Distributors, LLC.

IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their officers designated below as of the day and year first above written.

THRIVENT MUTUAL FUNDS
on behalf of its series listed on Schedule I

By:	/s/ David S. Royal
Name:	David S. Royal
Title:	President

THRIVENT DISTRIBUTORS, LLC

By:	/s/ Mark D. Anema
Name:	Mark D. Anema
Title:	Chief Executive Officer

SCHEDULE I

THRIVENT MUTUAL FUNDS

Thrivent Aggressive Allocation Fund

Thrivent Moderately Aggressive Allocation Fund

Thrivent Moderate Allocation Fund

Thrivent Moderately Conservative Allocation Fund

Thrivent Growth and Income Plus Fund

Thrivent Balanced Income Plus Fund

Thrivent Diversified Income Plus Fund

Thrivent Opportunity Income Plus Fund

Thrivent Partner Emerging Markets Equity Fund

Thrivent Small Cap Stock Fund

Thrivent Mid Cap Stock Fund

Thrivent Partner Worldwide Allocation Fund

Thrivent Large Cap Growth Fund

Thrivent Large Cap Value Fund

Thrivent Large Cap Stock Fund

Thrivent High Yield Fund

Thrivent Income Fund

Thrivent Municipal Bond Fund

Thrivent Government Bond Fund

Thrivent Limited Maturity Bond Fund

Thrivent Money Market Fund